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                                                        Exhibit (10)(iii)(A)(13)
                                                           to Form 10-K for 1993


                              EMPLOYMENT AGREEMENT


     THIS AGREEMENT is made as of the 7th day of February, 1994 between Cincinnati Bell, Inc., an Ohio corporation with its principal place of business in Cincinnati, Ohio ("Employer" or "CBI"), and David J. Lahey, an individual residing in Ohio ("Employee").

                                   WITNESSETH

     WHEREAS, Employee wishes to be employed by Employer and Employer wishes to employ Employee, all pursuant to the terms hereof; and

     WHEREAS, Employer intends to retain the right to assign this Agreement to any other entity which is part of the same controlled group of corporations, as defined in Section 1563 of the Internal Revenue Code of 1986, as it may from time to time be amended or restated.

     NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements contained herein, the parties agree as follows:

     1. EMPLOYMENT. Employer employs Employee and Employee accepts employment upon the terms and conditions hereinafter set forth. For purposes of this Agreement, Employer shall include any entity to which this Agreement is assigned under Section 13.

     2. TERM OF EMPLOYMENT. Employee's employment under this Agreement shall commence on February 7, 1994 and, subject to the early termination provisions of
Section 12, shall end on December 31, 1995.

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     3.   DUTIES.

          (A) During 1994, Employer agrees to employ Employee and Employee agrees to serve Employer as Executive Vice President of CBI and President and Chief Executive Officer of Cincinnati Bell Information Systems Inc. ("CBIS"). Employee also shall continue to serve Employer in the other capacities in which he was serving Employer on February 6, 1994. Employee shall report to the Chief Executive Officer of CBI.

          (i)       In connection with performing the services required in
     Section 3(A), Employee will be provided appropriate office space at the CBI general offices and the CBIS general offices, a top level administrative assistant, a secretary at CBIS and a part time or shared secretary at CBI and travel expenses as described in Section 5 hereof. Any change in such support resources will be agreed upon from time to time by Employee and the President of CBI.

          (ii) Employee shall devote his entire time, attention, and energies during 1994 to the performance of his duties under this Agreement. The words "entire time, attention, and energies" are intended to mean that Employee shall devote his full effort during reasonable working hours to the performance of his duties under this Agreement and shall devote at least 40 hours per week to the performance of his duties under this Agreement.

          (B) During 1995, Employer agrees to employ Employee and Employee agrees to serve Employer as an executive vice president level employee of CBI. Employee shall undertake such projects as are mutually agreed upon from time to time by the Chief Executive Officer of CBI and Employee. Employee shall report to the Chief Executive Officer of CBI.


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          (i)       In connection with performing the services required in
     Section 3(B), Employee will be provided appropriate office space at the CBI general offices, a part time or shared secretary as needed to perform his assignments and travel expenses as described in Section 5 hereof. Any change in such support resources will be agreed upon from time to time by Employee and the President of CBI.

          (ii) Employee shall devote such portion of his time, attention, and energies during 1995 as are required to perform his assignments under this Agreement.

          (C) Employee shall not be required to change his current residence; however, Employee shall travel to such areas and places as are reasonably necessary in the performance of his duties.

     4.   COMPENSATION.

          (A) Employee shall receive a base salary (the "Base Salary") of $16,666.66 per month, subject to proration for any partial month, while Employee remains employed under this Agreement. Such Base Salary, and any other amounts payable hereunder, shall be subject to withholding as required by law.

          (B) On at least an annual basis, Employee shall receive a formal performance review and be considered for salary increases and bonuses.

     5. EXPENSES. All reasonable and necessary expenses incurred by Employee in the course of the performance of Employee's duties to Employer shall be reimbursable in accordance with Employer's then current travel and expense policies.


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     6.   BENEFITS.

          (A) Employee was granted options to purchase 20,000 common shares of CBI in February, 1993 (the "93 Options") and options to purchase 90,000 common shares of CBI on February 10, 1994, consisting of 20,000 options awarded for duties performed by Employee prior to February 7, 1994 (the "Old Options") and 70,000 options awarded for duties to be performed under this Agreement (the "New Options"). All 110,000 of such options shall be exercisable by Employee at any time during their ten year term as though Employee had remained an employee of Employer during the entire term of such stock options. Part or all of such options may vest upon the occurrence of an event of termination described in
Section 12. Employer shall modify the terms of Employee's 1993 and 1994 Options as necessary to conform to the terms of this Agreement.

          (B) During the entire term of this Agreement, Employee shall be entitled to participate in all of the various employee benefit plans and programs in which an executive vice president of CBI would be entitled to participate, including Retirement Savings Plan; Deferred Compensation Plan; vacation program; medical and dental plans; life, disability, accidental death, disability and travel insurance; parking at Atrium One; financial consultation and tax preparation up to $3,000 per year; cellular phone; annual physical; luncheon club dues; and Cincinnati Bell Management Pension Plan. In addition, Employer shall provide Employee with the following benefits: Employee will not participate in Cincinnati Bell Inc. Pension Program.


               (1) RETIREE MEDICAL BENEFITS. Upon termination of Employee's employment hereunder in all circumstances except dismissal for cause, Employee shall be entitled to participate in the retiree medical plans then available to


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     an employee of CBI at the executive vice president level, who retires after twenty years of service having attained age 60.

               (2) LONG TERM DISABILITY PLAN FOR SALARIED EMPLOYEES AND THE SICKNESS AND ACCIDENT DISABILITY BENEFIT PLAN. While Employee remains in the employ of Employer, Employer shall provide Employee with benefits which are at least equivalent to the benefits Employee would have been entitled to receive under the Long Term Disability Plan for Salaried Employees and the Sickness and Accident Disability Benefit Plan (a) assuming that he became eligible to participate in the plans on April 1, 1988, and (b) assuming that he was credited with 25 years of completed service as of April 1, 1988. The benefits payable under this Section 6(B)(2) shall be reduced by any benefits paid under the Long Term Disability Plan for Salaried Employees and the Sickness and Accident Disability Benefit Plan.

               (3) AUTOMOBILE. While Employee remains employed hereunder, Employee may choose the use of a Buick Park Avenue automobile or equivalent or an automobile allowance of $10,000 per year for calendar years 1994 and 1995.

          (C) Employee received a restricted stock award of 20,000 common shares of CBI on February 7, 1994. The restrictions on part or all of such shares may lapse upon the occurrence of an event of termination described in
Section 12. Employer shall modify the terms of Employee's restricted stock if necessary to conform to the terms of this Agreement.

          (D) Notwithstanding anything contained herein to the contrary, the Base Salary otherwise payable to Employee shall be reduced by any benefits paid to Employee by Employer under the Employer's Sickness and Accident Disability Plan and Long Term


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Disability Plan for Salaried Employees or under Section 6(B)(2) above.

     7.   CONFIDENTIAL INFORMATION AND MATERIALS.

          (A) As used herein, the term "confidential information and materials" refers to all information belonging to, used by or in the possession of Employer or any of Employer's subsidiaries now and in the future relating to their present and/or future business strategies, finances, methods of operation, customers, programs, marketing plans, developmental plans, inventions, developments and trade secrets of every kind and character; provided, however, that Employee shall not be obligated to treat as confidential any of the information described in this Section 7(A) which is or becomes publicly available or readily ascertainable from public sources or any information in Employee's possession or knowledge prior to April 1, 1988 and not provided to him by Employer or any of Employer's subsidiaries.

          (B) Employee hereby acknowledges that all of the confidential information and materials are and shall continue to be the exclusive proprietary property of Employer, whether or not prepared in whole or in part by Employee and whether or not disclosed to or entrusted to the custody of Employee. Employee further hereby acknowledges that all confidential information and materials (to which Employee has had access or which Employee has learned during his employment or to which Employee shall hereafter have access or which he shall hereafter learn) have been disclosed to Employee solely by virtue of Employee's employment with Employer and solely for the purpose of assisting him in performing his duties for Employer.

          (C) Employee hereby agrees that Employee will not, either during the course of Employee's employment with Employer or at any time thereafter, disclose any confidential information

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or materials of Employer or any of Employer's subsidiaries, in whole or in part, to any person or entity, for any reason or purpose whatsoever, unless Employer shall have given written consent to such disclosure. Employee further agrees that Employee shall not use in any manner other than for and in the course of Employee's furtherance of the business of Employer and Employer's subsidiaries, any confidential information or materials of Employer or any of Employer's subsidiaries for Employee's own purposes or for the benefit of any other person or entity except Employer and Employer's subsidiaries, whether such use consists of the duplication, removal, oral use or disclosure, or the transfer of any confidential information or materials in any manner, or such other unauthorized use in whatever manner, unless Employer shall have given prior written consent to such use.

     8. NEW DEVELOPMENTS. Employee agrees that during the term of this Agreement, Employee will promptly disclose to Employer any and all improvements, inventions, developments, discoveries, innovations, systems, techniques, ideas, processes, programs and other things which may be of assistance to Employer or any of Employer's subsidiaries, whether patentable or unpatentable, relating to or arising out of any developments, services or products, or pertaining to in any manner, the business of Employer or any of Employer's subsidiaries, and made or conceived by Employee, alone or with others, while employed by Employer, whether or not conceived or made during his regular working hours (collectively referred to hereinafter as the "New Developments"). Employee further agrees that all New Developments shall be and shall remain the sole and exclusive property of Employer and that Employee shall, upon the request of Employer, and without further compensation, do all lawful things reasonably necessary to ensure Employer's ownership of such New Developments, including without limitation, the execution of any necessary documents assigning and transferring to Employer, or Employer's assigns all of

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Employee's right, title and interest in and to such New Developments, and the rendering of assistance in the execution of all necessary documents required to enable Employer to file and obtain patents, trademarks and copy rights in the United States and foreign countries on any of such New Developments; provided, however, that all expenses relating to the foregoing shall be borne by Employer.

     9. SURRENDER OF MATERIAL UPON TERMINATION. Employee hereby agrees that upon cessation of his employment, for whatever reason and whether voluntary or involuntary, he will immediately surrender to Employer all property and other things of value in his possession or in the possession of any person or entity under his control, that are the property of Employer or any of Employer's subsidiaries including, without limitation, all personal notes, drawings, manuals, documents, photographs, or the like, including copies and derivatives thereof, relating directly or indirectly to any confidential information or materials or New Developments, or relating directly or indirectly to the business of Employer or any of Employer's subsidiaries.

     10. REMEDIES. Employer and Employee hereby acknowledge and agree that the services rendered by Employee to Employer and the information disclosed to Employee during and by virtue of his employment, and Employee's commitments and obligations to Employer herein are of a special, unique and extraordinary character, and that the breach of any provision of this Agreement will cause the non-breaching party irreparable injury and damage, and consequently the non-breaching party shall be entitled to, in addition to all other remedies available to it, injunctive and equitable relief to prevent a breach of this Agreement, or any part of it, and to secure the enforcement of this Agreement.

     11. COVENANT NOT TO COMPETE. For a period with a duration equal to the duration of this Agreement (but not less than one

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year if, under Section 12(F), Employee voluntarily terminates this Agreement), and beginning on (i) the date of cessation of Employee's employment under this Agreement, or (ii) the date of the last payment of compensation to Employee, if Employee's employment ceases as a result of a Terminating Disability pursuant to
Section 12(A), whether during or at the end of the term of this Agreement, or for whatever time within that period found by a court of competent jurisdiction to be reasonably necessary for the protection of Employer, Employee will not, himself or together with other persons, directly or indirectly, own, manage, operate, join, control or participate in the ownership (other than as an owner of shares in a publicly traded corporation), management, operation or control of or become an employee or consultant of or to any business that engages in the business of providing telemarketing services, any business in which CBIS is engaged or any other business of any type in which Employee is involved on behalf of Employer or any of Employer's subsidiaries immediately prior to the date of termination of this Agreement. This restriction will apply throughout the continental United States and in any foreign jurisdiction in which Employer or any of Employer's subsidiaries operates at the time Employee's employment ceases or whatever geographic scope found by a court of competent jurisdiction to be reasonably necessary for the protection of Employer.

          Employee hereby agrees (i) that the restrictions set forth in the paragraph immediately above are founded on valuable consideration and are reasonable in duration and geographic extent in view of the circumstances in which this Agreement is executed and are necessary to protect the legitimate interests of Employer, and (ii) that the remedy at law for any breach of the foregoing covenant will be inadequate and that Employer will be entitled to injunctive relief in the event of any such breach. Nothing herein stated shall be construed as prohibiting Employer from pursuing any other remedies available to it for any such

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breach or threatened breach or for any other breach of this Agreement, including the recovery of damages from Employee.

     12.  TERMINATION.

          (A) Employer or Employee may terminate this Agreement upon Employee's failure or inability to perform the services required hereunder because of any physical or mental infirmity for which Employee receives disability benefits under Employer's Sickness and Accident Disability Benefit Plan and/or Employer's Long Term Disability Plan for Salaried Employees or under Section 6(B)(2) hereof, as the case may be (the "Plans"), over a period of one hundred twenty consecutive working days during any twelve consecutive month period (a "Terminating Disability").

          (i) If Employer or Employee elects to so terminate this Agreement in the event of a Terminating Disability, such termination shall be effective immediately upon the giving of written notice by the terminating party to the other.

          (ii) Upon termination of this Agreement on account of disability, Employer shall pay Employee his accrued compensation hereunder, whether Base Salary, or otherwise (subject to offset for any amounts received pursuant to the Plans), to the date of termination. For as long as such Terminating Disability may exist, Employee shall continue to be an employee of Employer for all other purposes and Employer shall provide Employee with disability benefits and all other benefits (including continued participation in Employer's medical and dental plans) according to the provisions of the Plans and any other Employer plans in which Employee is then participating. Upon termination of Employee's participation in Employer's medical and dental


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     plans Employee shall be immediately eligible to participate in the retiree medical plan described in Section 6(B)(1).

          (iv) If the parties elect not to terminate this Agreement upon an event of a Terminating Disability and Employee returns to active employment with Employer prior to such a termination, or if such disability exists for less than one hundred twenty consecutive working days, the provisions of this Agreement shall remain in full force and effect.

          (B) This Agreement terminates immediately and automatically on the death of Employee, provided, however, that the Employee's estate shall be paid Employee's accrued compensation hereunder whether Base Salary, or otherwise to the date of death and Employee's spouse shall be immediately eligible to participate in the retiree medical plan described in Section 6(B)(1) to the same extent that such Plan provides benefits to the spouses of other retirees who die while participating in the plan.

          (C) Employer may terminate this Agreement immediately in the event that Employee is wilfully negligent in the performance of his duties or in the event of Employee's conviction of a criminal act.

          (D) Employer may terminate this Agreement upon 60 days written notice for any reason other than those set forth in Section 12(A), (B) or (C). In the event of a Termination under this Section 12(D), Employer shall pay Employee an amount equal to the Base Salary set forth in Section 4 which would otherwise be due Employee over the balance of the term of this Agreement, and all other ancillary and accrued compensation of any type which have or would have accrued over the term of this Agreement. Such amount shall be paid to Employee in 1994 or 1995 at

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Employee's option.  In calculating Employee's pension under all qualified defined benefit pension plans maintained by Employer, Employee shall be credited with service and compensation, as though his employment continued under this Agreement until December 31, 1995. In addition, Employee shall be immediately eligible to participate in the retiree medical plan described in Section 6(B)(1).

          (E) If Employee resigns within 90 days after a Change in Control of CBI or CBIS, this Agreement shall thereupon terminate. In the case of CBI, "Change in Control" means a change in control as defined in the CBI's 1988 Long Term Incentive Plan. In the case of CBIS, "Change in Control" means a change of ownership in which CBIS ceases to be a wholly owned direct or indirect subsidiary of CBI or a change in which substantially all of the assets of CBIS are sold to another company which is not a wholly owned direct or indirect subsidiary of CBI. Employer or any successor of Employer shall pay to Employee thirty-six (36) times the monthly Base Salary set forth in Section 4, and all other ancillary and accrued compensation of any type which have or would have accrued over the term of this Agreement. In addition, Employee shall be immediately eligible to participate in the retiree medical plan described in
Section 6(B)(1).

          (F) Employee may terminate this Agreement upon 60 days written notice. In the event of a Termination under this Section 12(F), Employer shall pay Employee the Base Salary set forth in Section 4 to the date of Termination, and all other ancillary and accrued compensation of any type which have accrued to the date of termination. Such amount shall be paid to Employee in 1994 or 1995 at Employee's option. In addition, Employee shall be immediately eligible to participate in the retiree medical plan described in Section 6(B)(1).


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          (G)(i)    Upon termination of this Agreement on account of Employee's
     Terminating Disability, death, or termination by Employee under Section 12(F), there shall become immediately exercisable all stock options granted to Employee prior to February 10, 1994, the 20,000 Old Options granted on February 10, 1994 and a number of the then otherwise unexercisable New Options, rounded up to the nearest whole option, that bears the same ratio to the total number of then unexercisable New Options as the number of days from February 7, 1994 through the date of termination bears to 365.

          (ii) Upon termination of this Agreement by Employee under Section 12(F), the restrictions on stock, granted to Employee under Section 6(C), shall terminate and be of no further force and effect as of the date Employee ceases to be an Employee with respect to the number of shares, rounded up to the nearest whole share, that bears the same ratio to the total number of then restricted shares as the number of days from February 7, 1994 through the date of Termination bears to 365.

          (iii) Upon termination of this Agreement by CBI under Section 12(D) or by Employee under Section 12(E), all otherwise unexercisable stock options shall be immediately exercisable by Employee and all restrictions on stock granted to Employee under Section 6(C) shall terminate and be of no further force and effect as of the date Employee ceases to be an Employee.

          (H) Upon Termination of this Agreement as a result of an event of termination described in this Section 12 and except for Employer's payment of the required payments under this Section 12, all further compensation under this Agreement shall terminate; provided, however, that all qualified deferred

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compensation which Employee may be entitled to receive pursuant to any of
Employer's pension or profit sharing plans in which Employee may participate during Employee's employment with Employer shall be paid pursuant to the provisions of such plans at such times as any such amounts become payable to Employee. It is further understood that for purposes of this Section 12, the term "accrued compensation" shall include all non-qualified deferred compensation, of whatever type or form, either previously granted to Employee by Employer or otherwise earned or received by Employee.

          (I) The termination of this Agreement shall not amend, alter or modify the rights and obligations of the parties under Sections 7, 8, 9, 10, and 11 hereof, the terms of which shall survive the termination of this Agreement.

     13. ASSIGNMENT. As this is an agreement for personal services involving a relation of confidence and trust between Employer and Employee, all rights and duties of Employee arising under this Agreement, and the Agreement itself, are nonassignable by Employee except for the right of his estate to receive any payment due Employee upon Employee's death. Employer expressly reserves the right to assign this Agreement to any other entity which is part of the same controlled group of corporations, as defined in Section 1563 of the Internal Revenue Code of 1986, as it may from time to time be amended or restated.

     14. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing, and if delivered by the sending party personally or by certified mail to Employee at Employee's place of residence as then recorded on the books of Employer or to Employer at its principal office.

     15. WAIVER. No waiver or modification of this Agreement or the terms contained herein shall be valid unless in writing and

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duly executed by the party to be charged therewith.  The waiver by any party hereto of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such party.

     16. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Ohio.

     17. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to Employee's employment by Employer on and after February 7, 1994. There are no other contracts, agreements or understandings, whether oral or written, existing between them except as contained or referred to in this Agreement. This Agreement amends and suspends all prior agreements and understandings of the parties with respect to Employee's employment by Employer.


          18. SEVERABILITY. In case any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or other unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

          19. SUCCESSORS AND ASSIGNS. Subject to the provisions of Section 13 above, this Agreement shall be binding upon Employee, Employer and their successors and assigns. Employer further expressly agrees that in the event Employer shall merge or consolidate with, or be acquired by, any other entity, the continuing entity resulting from such merger, consolidation or acquisition shall be obligated to perform the duties and obligations of Employer as set forth in this Agreement. Employer further agrees that in the event Employer should voluntarily dissolve and liquidate the assets and business of Employer,

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Employer will undertake to have the terms and provisions of this Agreement fulfilled prior to the distribution or disposal of Employer's assets.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                              EMPLOYER:

                              CINCINNATI BELL INC.


                          By: /S/ JOHN T. LAMACCHIA
                              ---------------------
                              John T. LaMacchia, President
                              and CEO



                              EMPLOYEE:


                              /S/ DAVID J. LAHEY
                              ------------------
                              David J. Lahey

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